Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Joseph T. Schepers Vice President, Corporate Communications (770) 419-3355	Katie Brazel Fleishman Hillard (404) 739-0150

CryoLife(R) Comments on Product Liability Cases and Related Insurance Coverage

ATLANTA, July 11 /PRNewswire-FirstCall/ — CryoLife, Inc. (NYSE: CRY), announced today that it has to date, settled five product liability cases pending against it and three additional cases have been dismissed. Two of the three insurance companies who issued “claims-made” policies to the Company for the 2002-2003 year have confirmed coverage for the first two layers of coverage totaling $15 million. A third insurance company covering the last $10 million of the remaining insurance has indicated that it intends to exclude certain cases under its policy, which may have the effect of decreasing the total coverage available. CryoLife is evaluating all of its options with respect to this matter.

Based on an analysis of the product liability cases now pending against the Company, settlement negotiations to date, the position taken by the upper layer excess carrier and advice from counsel, Company management believes that a portion of the expense of resolving these cases will be paid by the Company. At this time, the Company cannot determine the amount of the payments required to resolve these cases, which could have a material adverse effect on the Company’s financial position.

As of March 31, 2003, the Company had reserved1 approximately $3.6 million for resolution of potential future product liability claims that had not yet been asserted. The Company may accrue additional reserves related to both pending claims and claims incurred but not reported. As of July 3, 2003, the Company had $25.4 million in cash and cash equivalents and marketable securities.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft® Vascular Graft, which is CE marked for distribution within the European Community.

_________________

1 The amounts reserved have been accrued and charged to the Company’s costs and expenses, but do not represent a separate cash reserve. To the extent costs incurred in the future have been reserved against, they will not be charged against future expenses, but must be paid out of liquid resources to the extent available.

5

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that revenues may not meet expectations, that demand for CryoLife preserved tissues may never return to prior levels, the possibility that the FDA could impose additional restrictions on the Company’s distribution of orthopaedic tissues, that FDA regulation of the Company’s CryoValve SG and CryoVein SG may require significant time and expense, that the Company may not have sufficient borrowing or other capital availability to fund its business over the long- term, that present and future litigation may be resolved only by substantial payments by the Company in excess of available insurance coverage since the outcomes of products liability, securities class action, and derivative cases are inherently uncertain, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages which are not covered by insurance or liabilities in excess of available insurance, the possibility of severe decreases in the Company’s revenues and working capital, the possibility that CryoLife will not satisfactorily address the observations contained in the most recent Form 483 issued by the FDA, changes in laws and governmental regulations applicable to CryoLife and other risk factors detailed in CryoLife’s Securities and Exchange Commission filings, including CryoLife’s Form 10-K filing for the year ended December 31, 2002, and the Company’s other SEC filings. The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s web site:

http://www.cryolife.com

END

6